EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the ordinary shares, $0.0001 par value per share, of TKK Symphony Acquisition Corporation, and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13G and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of February 14, 2019.

TKK SYMPHONY SPONSOR 1
a Cayman Islands exempted company

By:	TKK Capital Holding, sole member

By:	Texas Kang Kai Capital Partners, sole owner

By:	China Capital Advisors Corporation, sole owner

By:	/s/ Sing Wang
	Name:	Sing Wang
	Title:	Sole owner

/s/ Sing Wang
Sing Wang